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                       SECURITIES AND EXCHANGE COMMISSION


                             Washington, D.C. 20549



                                    FORM 8-K


                           Current Report Pursuant to
                           Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): November 8, 2000
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                            Basin Exploration, Inc.
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             (Exact Name of Registrant as Specified in its Charter)

                                    Delaware
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                 (State or Other Jurisdiction of Incorporation)

               0-20125                                 84-1143307
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       (Commission File Number)             (I.R.S. Employer Identification No.)


 1670 Broadway, Suite 2800, Denver, CO                    80202
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(Address of Principal Executive Offices)                (Zip Code)


                                 (303) 685-8000
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              (Registrant's Telephone Number, Including Area Code)




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Item 5.  Acquisition or Disposition of Assets

         Basin Exploration, Inc. ("Basin") and Stone Energy Corporation ("Stone") entered into a definitive merger agreement (the "Merger Agreement") dated as of October 28, 2000, to combine Basin and Stone in a tax-free, stock-for-stock transaction. Under the Merger Agreement, Partner Acquisition Corp., a direct, wholly-owned subsidiary of Stone, will merge with and into Basin and in connection therewith, Basin stockholders will receive 0.3974 shares of Stone for each Basin share (the "Merger"). In addition, Stone will assume Basin's debt of approximately $48 million . Immediately following the Merger, Stone's stockholders will own approximately 71% of the combined company and Basin's stockholders will own approximately 29%. The companies expect the transaction to be completed in 2001. The Merger is conditioned upon the approval of the stockholders of both companies, pooling of interest accounting treatment and other customary terms. The Merger Agreement contains potential $15 million break-up fees which would become payable by either Basin or Stone, as applicable, in the event of certain specified occurrences as set forth in Article VIII of the Merger Agreement. As is more fully described in Section 6.01 of the Merger Agreement, Basin is prohibited from directly or indirectly soliciting, initiating or encouraging proposals or offers to acquire shares or assets of Basin, and from negotiating or furnishing information to any person with respect to any such proposal or offer, or take certain other actions in connection therewith, except in the limited circumstances described therein. Stockholders of Basin holding approximately 14.6% of Basin's outstanding stock and stockholders of Stone holding approximately 15.7% of Stone's outstanding stock have entered into voting agreements, pursuant to which such stockholders have agreed to vote for the Merger.

         The Board of Directors of Basin and Stone each unanimously approved the Merger and Merger Agreement and have agreed to recommend that their stockholders vote in favor of the Merger. Goldman, Sachs & Co. acted as the independent financial advisor to Basin and rendered their opinion to the Board of Directors of Basin that the Merger is fair to the stockholders of Basin from a financial point of view. Merrill Lynch & Co. acted as the independent financial advisor to Stone and rendered their opinion to the Board of Directors of Stone that the Merger is fair to the stockholders of Stone from a financial point of view.

         The combined company, to be called Stone Energy Corporation, will be headquartered in Lafayette, LA.

         The foregoing description of the Merger Agreement, the voting agreements and the transactions contemplated thereby do not purport to be complete and are qualified in their entirety by reference to the Merger Agreement and the form of voting agreements, copies of which are filed herewith as Exhibits 99.1, 99.2 and 99.3.

         All stockholders should read the joint proxy statement/prospectus concerning the Merger that will be filed with the SEC and mailed to stockholders. The joint proxy statement/prospectus will contain important information that stockholders
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         should consider before making any decision regarding the Merger. You will be able to obtain the joint proxy statement/prospectus, as well as other filings containing information about Basin and Stone, without charge, at the SEC's Internet site (http://www.sec.gov). Copies of the joint proxy statement/prospectus and the SEC filings that will be incorporated by reference in the joint proxy statement/prospectus will also be available, without charge, by contacting the Secretary of the appropriate company.

Item 7.  Financial Statements Pro Forma Financial Information and Exhibits

         (c)      Exhibits

                  99.1 Agreement and Plan of Merger, dated as of October 28, 2000, by and among Stone Energy Corporation, a Delaware corporation, Partner Acquisition Corp., a Delaware corporation and a direct, wholly-owned subsidiary of Stone Energy Corporation, and Basin Exploration, Inc., a Delaware corporation.

                  99.2 Form of Company Voting Agreement, by and among Stone Energy Corporation, Basin Exploration, Inc. and certain stockholders of Basin Exploration, Inc.

                  99.3 Form of Partner Voting Agreement, by and among Stone Energy Corporation, Basin Exploration, Inc. and certain stockholders of Stone Energy Corporation.

         SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                          Basin Exploration, Inc.
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                                          (Registrant)

                                          By: /s/ Neil L. Stenbuck
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                                          Name:    Neil L. Stenbuck
                                          Title:   Chief Financial Officer




Dated:  November 8, 2000